CareView Communications, Inc. 8-K

Exhibit 10.90

Press Release January 11, 2012

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
January 11, 2012	TRADED: OTC QB

CAREVIEW COMMUNICATIONS, INC. ANNOUNCES
INTENTION TO ISSUE AN ADDITIONAL $5 MILLION OF
SENIOR SECURED CONVERTIBLE NOTES TO HEALTHCOR

FOR IMMEDIATE RELEASE – January 11, 2012 – Lewisville, TX – CareView Communications, Inc. ("CareView" or the "Company") (OTC QB: CRVW), an information technology provider to the healthcare industry, announced today that it entered into an agreement to issue an additional $5 million of Senior Secured Convertible Notes (the “Notes”) to funds managed by HealthCor Partners Management, L.P. and HealthCor Management, L.P. (together, “HealthCor”).  HealthCor is a leading investment manager in the healthcare and life sciences sectors.

The terms of the Notes will be substantially the same as those contained in the $20 million of Senior Secured Convertible Notes issued to HealthCor in April 2011, as amended in December 2011, with the exception that no additional warrants shall be granted.  The closing of the financing is expected to occur in approximately three to four weeks.

CareView's President, Steven G. Johnson, stated, “We have benefitted significantly from having HealthCor as an investor and designated board member and believe that this $5 million investment will provide the Company with additional financial flexibility. HealthCor's extensive knowledge of the healthcare industry and its service providers should enable CareView to achieve its goals of becoming an industry leader in the application of healthcare technology to patient monitoring and safety.  Additionally, we would like to thank HealthCor for agreeing to waive the non-dilutive feature of the original notes.”

HealthCor's Senior Managing Director, Jeffrey C. Lightcap, stated, “We have been very pleased with the progress that CareView has made over the course of the last nine months and are looking forward to continuing to work with the Company to revolutionize the way that most hospitals provide patient care.”

About CareView Communications, Inc.
CareView has created a proprietary high-speed data network system that can be deployed throughout a healthcare facility using the existing cable television infrastructure. This network supports CareView’s Room Control Platform and complementary suite of software applications designed to streamline workflow and improve value-added services offered to customers. Real-time bedside monitoring and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and education enhance quality of stay. CareView’s Virtual Bed Rail application has helped hospitals dramatically reduce falls.  This technology may also act as an interface gateway for other software systems and medical devices moving forward. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally. Corporate offices are located at 405 State Highway 121 Bypass, Suite B-240, Lewisville, TX 75067. Questions may be directed to Steven Johnson, President and Chief Operating Officer at (972) 943-6050. More information about the Company is available on the Company’s website at www.care-view.com.

About HealthCor
HealthCor’s private equity funds, with approximately $300 million of assets dedicated to private equity, invest primarily in later-stage development and growing mid-sized companies across all sectors of the healthcare and life sciences industry.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of CareView Communications, Inc. Any securities that are ultimately sold in the offering described in this press release will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of that Act. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws.  Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws.  The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  These statements are based on our current expectations and speak only as of the date of such statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
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